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                                                                   EXHIBIT 10.08






                            TIME BROKERAGE AGREEMENT

                                  by and among

                       ENTERTAINMENT COMMUNICATIONS, INC.,

                         TUSCALOOSA BROADCASTING, INC.,

                    SINCLAIR RADIO OF PORTLAND LICENSEE, INC.

                                       and

                   SINCLAIR RADIO OF ROCHESTER LICENSEE, INC.

                          Dated as of January 26, 1998
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                         TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.1      Programming
Schedule 1.2      Compensation
Schedule 2.1      Programming Policy Statement
Schedule 4.1      Excluded Contracts
Schedule 11.1     Time Broker's Actions and Proceedings
Schedule 11.2     Licensee's Actions and Proceedings

                                       (i)
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                                TABLE OF CONTENTS

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                                                                                                                 PAGE

ARTICLE I. - SALE OF TIME........................................................................................   1
                  Section 1.1.  Broadcast of Programming.........................................................   1
                  Section 1.2.  Payment..........................................................................   2
                  Section 1.3.  Term.............................................................................   2

ARTICLE II. - PROGRAMMING AND OPERATING STANDARDS AND PRACTICES..................................................   2
                  Section 2.1.  Compliance with Standards........................................................   2
                  Section 2.2.  Political Broadcasts.............................................................   2
                  Section 2.3.  Handling of Communications.......................................................   3
                  Section 2.4.  Preemption.......................................................................   3
                  Section 2.5.  Broadcasting Obligations of Licensee.............................................   3
                  Section 2.6.  Rights in Programs...............................................................   4
                  Section 2.7.  "Payola" and "Plugola"...........................................................   4
                  Section 2.8.  Advertising and Programming......................................................   5
                  Section 2.9.  Format and Transmitter Locations.................................................   5
                  Section 2.10.  Compliance with Laws............................................................   5
                  Section 2.11.  Certifications..................................................................   6

ARTICLE III. - RESPONSIBILITY FOR EMPLOYEES AND EXPENSES.........................................................   6
                  Section 3.1.  Time Broker's Employees..........................................................   6
                  Section 3.2.  Licensee's Employees.............................................................   6
                  Section 3.3.  Time Broker's Expenses...........................................................   6
                  Section 3.4.  Operating Expenses...............................................................   7
                  Section 3.5.  Employee Matters.................................................................   7

ARTICLE IV. - ASSIGNMENT OF CERTAIN AGREEMENTS AND RIGHTS........................................................   9
                  Section 4.1.  Assignment.......................................................................   9
                  Section 4.2.  Proration........................................................................  10
                  Section 4.3.  Accounts Receivable..............................................................  10

ARTICLE V. - OPERATION OF STATION................................................................................  11

ARTICLE VI. - GRANT OF LICENSES..................................................................................  12
                  Section 6.1.  License to Use Station Facilities................................................  12
                  Section 6.2.  License of Intellectual Property.................................................  12

ARTICLE VII. - INDEMNIFICATION...................................................................................  12
                  Section 7.1.  Indemnification Rights...........................................................  12
                  Section 7.2.  Procedures.......................................................................  13


                                       (i)

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

ARTICLE VIII. - DEFAULT..........................................................................................  14
                  Section 8.1.  Time Broker Events of Default....................................................  14
                  Section 8.2.  Licensee's Events of Default.....................................................  14
                  Section 8.3.  Cure Periods.....................................................................  14
                  Section 8.4.  Other Defaults...................................................................  15

ARTICLE IX. - TERMINATION........................................................................................  15
                  Section 9.1.  Termination......................................................................  15
                  Section 9.2.  Certain Matters Upon Termination.................................................  16

ARTICLE X. - REMEDIES............................................................................................  17

ARTICLE XI. - CERTAIN REPRESENTATIONS, WARRANTIES AND
                        COVENANTS OF THE PARTIES.................................................................  17
                  Section 11.1.  Representations and Warranties of Time Broker...................................  17
                  Section 11.2.  Representations, Warranties and Covenants of Licensee...........................  18

ARTICLE XII. - MISCELLANEOUS.....................................................................................  19
                  Section 12.1.  Modification and Waiver.........................................................  19
                  Section 12.2.  No Waiver; Remedies Cumulative..................................................  19
                  Section 12.3.  Construction....................................................................  19
                  Section 12.4.  Headings........................................................................  20
                  Section 12.5.  Successors and Assigns..........................................................  20
                  Section 12.6.  Force Majeure...................................................................  20
                  Section 12.7.  Broker..........................................................................  20
                  Section 12.8.  Counterpart Signatures..........................................................  20
                  Section 12.9.  Notices.........................................................................  20
                  Section 12.10.  Effect of this Agreement.......................................................  22
                  Section 12.11.  Severability...................................................................  22
                  Section 12.12.  No Joint Venture...............................................................  22
                  Section 12.13.  Damage to Stations.............................................................  22
                  Section 12.14.  Noninterference................................................................  23
                  Section 12.15.  Regulatory Changes.............................................................  23

                                      (ii)
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                            TIME BROKERAGE AGREEMENT

                  This Time Brokerage Agreement (this "Agreement") is made as of the 26th day of January, 1998, by and among Entertainment Communications, Inc., a Pennsylvania corporation ("Time Broker"), and Tuscaloosa Broadcasting, Inc., a Maryland corporation ("Tuscaloosa"), Sinclair Radio of Portland Licensee, Inc., a Maryland corporation ("SRPLI") and Sinclair Radio of Rochester Licensee, Inc., a Maryland corporation ("SRRLI") (Tuscaloosa, SRPLI and SRRLI are sometimes collectively referred to herein as "Licensee").

                  Upon the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated July 16, 1997, among Sinclair Broadcast Group, Inc. ("Sinclair") and various subsidiaries of Heritage Media Corporation ("HMC") (control of which subsidiaries, on August 20, 1997, was transferred to William G. Evans, Trustee) (HMC is sometimes collectively referred to with its subsidiaries as "Heritage"), SRPLI will become the licensee of broadcast stations KKSN(AM), Vancouver, Washington, KKSN-FM, Portland, Oregon and KKRH(FM), Salem, Oregon (collectively, the "Portland Stations"), and SRRLI will become the licensee of broadcast stations WKLX(FM), Rochester, New York, WBEE(FM), Rochester, New York, WBBF(AM), Rochester, New York and WQRV(FM), Avon, New York (collectively, the "Rochester Stations" and together with the Portland Stations, the "Stations"). Time Broker and Licensee desire to enter into an agreement providing for the programming and sale, upon the acquisition by Licensee of the Stations from Heritage, of substantially all of the broadcast time of the Stations to Time Broker, subject to and in compliance with the rules and policies of the Federal Communications Commission (the "FCC").

                  Simultaneously herewith, Time Broker and Licensee are entering into an Asset Purchase Agreement (the "Purchase Agreement") providing for the acquisition by Time Broker of the Stations.

                  Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE I.

                                  SALE OF TIME

                  Section 1.1.  Broadcast of Programming.

                  Effective upon the date (the "Commencement Date") that is the later to occur of (a) the date that Licensee acquires the Stations from Heritage or (b) the date that is ten (10) business days after the expiration or early termination of any waiting period applicable to the transfer of the Stations to Time Broker under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Licensee shall broadcast on the Stations, or cause to be

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broadcast on the Stations, programs which are presented to it by Time Broker as described in greater detail on Schedule 1.1 (the "Programming").

                  Section 1.2.  Payment.

                  Time Broker shall pay Licensee for broadcast of the Programming the amounts set forth in Schedule 1.2 (the "Monthly Payment"), subject to adjustment as set forth in Sections 2.4 and 2.5 below. All payments shall be made by wire transfer of immediately-available funds by the last business day of each calendar month, in arrears, to which such payment pertains.

                  Section 1.3.  Term.

                  This Agreement shall commence on the Commencement Date and shall terminate on the earlier of (i) 12:01 a.m. on the Closing Date (as defined in the Purchase Agreement) under the Purchase Agreement, (ii) the date the Purchase Agreement is terminated, or (iii) the date this Agreement is terminated pursuant to Section 9.1 hereof.

                                   ARTICLE II.
                PROGRAMMING AND OPERATING STANDARDS AND PRACTICES

                  Section 2.1.  Compliance with Standards.

                  All Programming delivered by Time Broker during the term of this Agreement shall be in accordance with applicable statutes, FCC requirements and the programming policies set forth on Schedule 2.1. Licensee reserves the right to refuse to broadcast any Programming containing matter which the Licensee believes is unsuitable or not consistent with the needs and interests of its service area or may be violative of any right of any third party, or which may constitute a "personal attack" as that term is and has been defined by the FCC or which Licensee reasonably determines is, or in the reasonable opinion of Licensee may be deemed to be, indecent (and not broadcast during the safe harbor for indecent programming established by the FCC) or obscene by the FCC or any court or other regulatory body with authority over Licensee or the Station.

                  Section 2.2.  Political Broadcasts.

                  Time Broker shall maintain and deliver to Licensee all records and information required by the FCC to be placed in the public inspection files of the Stations pertaining to the broadcast of political programming and controversial issue advertisements, in accordance with the provisions of Sections 73.1212 and 73.3526 of the FCC's rules, and agrees to broadcast sponsored programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Time Broker shall consult and cooperate with Licensee and adhere to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the


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carriage of political advertisements and programming and the charges permitted therefor. Time Broker shall promptly provide to Licensee such documentation relating to such programming as Licensee is required to maintain in its public inspection files or as Licensee shall reasonably request. Licensee shall be responsible for the maintenance of the public inspection files of the Stations.

                  Section 2.3.  Handling of Communications.

                  Time Broker shall cooperate with Licensee in promptly responding to all mail, cables, telegrams or telephone calls directed to the Stations in connection with the Programming provided by Time Broker or any other matter relevant to its responsibilities hereunder. Promptly upon receipt, Time Broker shall provide copies of all such correspondence to Licensee. Time Broker shall promptly advise Licensee of any public or FCC complaint or inquiry known to Time Broker concerning such Programming, and shall provide Licensee with copies of any letters to Time Broker from the public, including complaints concerning such Programming. Upon Licensee's request, Time Broker shall provide Licensee with such information as will allow Licensee to respond to such complaints and inquiries. Notwithstanding the foregoing, Licensee shall handle all matters or inquiries relating to FCC complaints and any other matters required to be handled by Licensee under the rules and regulations of the FCC.

                  Section 2.4.  Preemption.

                  Licensee may, from time to time, preempt portions of the Programming to broadcast emergency information or programs it deems would better serve the public interest. Time Broker shall be notified at least one week in advance of any preemption of any of the Programming for the purpose of broadcasting programs Licensee deems necessary to better serve the public interest unless such advance notice is impossible or impractical, in which case Licensee shall notify Time Broker promptly upon making such determination. In the event of any such preemption, Time Broker shall be entitled to a credit against any other amounts due Licensee under this Agreement in an amount equal to the product of (a) the Monthly Payment and (b) the result of dividing the number of hours so affected by the aggregate number of hours available for Programming during such month. Licensee represents and covenants that preemption pursuant to this Section 2.4 shall only occur to the extent Licensee deems necessary to carry out its obligations as an FCC licensee, and expressly agrees that its right of preemption shall not be exercised for the commercial advantage of Licensee or others.

                  Section 2.5.  Broadcasting Obligations of Licensee.

                  During the term of this Agreement, except as set forth in Sections 2.1 and 2.4 and this Section 2.5, Licensee will broadcast the Programming in its entirety (including commercials), without interruption, deletion or addition of any kind:


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                  (i) Licensee may temporarily refrain from broadcasting the
Programming from the main transmitter of each Station between the hours of 12:30 a.m. and 5:30 a.m. (or at such other time in the event that weather conditions or contractual arrangements relating to transmitter sites dealing with the exposure of humans to RF radiation so require or as may otherwise be required under compelling circumstances that cannot be rescheduled between the hours of 12:30 a.m. and 5:30 a.m.) in order to perform normal, customary and routine maintenance on the Station's main transmitting facilities; provided, that Licensee shall provide written notice to Time Broker of its intent to refrain from broadcasting the Programming from the main transmitter of each Station at least forty-eight (48) hours in advance, except when an emergency requires such suspension, and provided further that Licensee shall use its best efforts to minimize the impact, frequency and duration of such interruptions, including without limitation by way of use of any auxiliary transmitter that may be available for the applicable Station; and

                  (ii) Licensee may temporarily cease broadcasting the Programming from the main transmitter of each Station as a result of a technical malfunction, natural disaster, act of public enemy, act of God, or any other cause beyond the control of Licensee; provided that in any such case, Licensee will act expediently and use its best efforts to resume the broadcast of the Programming from the main transmitter of each Station as quickly as the applicable circumstances will allow, and will use its best efforts to broadcast the Programming from any auxiliary transmitter that may be available for the applicable Station.

                  In the event of any interruption pursuant to this Section (other than (a) interruption pursuant to Section 2.5(i) occurring between the hours of 12:30 a.m. and 5:30 a.m. and (b) interruption pursuant to Section 2.5(ii)), if Licensee is not able to broadcast the Programming from an available auxiliary transmitter, Time Broker shall be entitled to a credit against the Monthly Payment or any other sums due hereunder, in an amount equal to the product of (a) the Monthly Payment and (b) the result of dividing the number of hours so affected by the aggregate number of hours available for Programming during such month.

                  Section 2.6.  Rights in Programs.

                  All right, title and interest in and to the Programming, and the right to authorize the use of the Programming in any manner and in any media whatsoever, shall be and remain vested at all times solely in Time Broker.

                  Section 2.7.  "Payola" and "Plugola".

                  Time Broker agrees that it will not accept any gift, gratuity or other consideration, including, but not limited to, a commission, discount, bonus, material supplies or other merchandise, services or labor (collectively, the "Consideration"), directly or indirectly, from any person or company for the playing of records, the presentation of any programming or the broadcast of any commercial announcement over the Stations unless the payor is identified in the


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program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act of 1934, as amended (the "Communications Act") and the FCC requirements. It is further understood and agreed that no commercial message, plugs, or undue reference shall be made in programming presented over the Stations to any business venture, profit-making activity or other interest (other than non-commercial announcements for bona fide charities, church activities or other public service activities) unless the payor is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and the FCC requirements. In addition, Time Broker agrees that it will take steps, including the continuation of Licensee's system for periodic execution of affidavits, reasonably designed to assure that it, its employees and agents comply with this Section 2.7.

                  Section 2.8.  Advertising and Programming.

                  Beginning with the Commencement Date, Time Broker shall be solely responsible for any expenses incurred in connection with and shall be entitled to all revenue from the sale of advertising or program time in the Programming. Except as otherwise provided herein, Time Broker does not assume any obligation of Licensee under any contract or advertising arrangement entered into by Licensee on or after the Commencement Date. Licensee shall indemnify Time Broker for the amount of any lost revenue caused by any sale of advertising time made by Licensee that would lower the Station's lowest unit charge for political advertising.

                  Section 2.9.  Format and Transmitter Locations.

                  During the term of this Agreement, except as otherwise consented to in writing by Licensee or as otherwise provided in the following sentence, Time Broker agrees that it will not make any material changes in the Stations' existing programming formats or seek to change the location of any of the Stations' studio or transmitting facilities. Notwithstanding the foregoing,
(i) the parties expressly agree that Time Broker, in its sole discretion, is permitted during the term of this Agreement to exchange the programming formats on KKSN(AM) and KFXX(AM) (which is owned and operated by Time Broker) (it being understood that, should this Agreement terminate other than as a result of the Closing (as defined in the Purchase Agreement) under the Purchase Agreement, Time Broker shall, promptly upon such termination, change the programming formats on each such station back to their programming formats substantially as they exist on the date of this Agreement) and (ii) Licensee agrees that it will not unreasonably withhold consent to any request by Time Broker to change the programming format for WBBF(AM).

                  Section 2.10.  Compliance with Laws.

                  At all times during the term of this Agreement, Time Broker and Licensee shall comply in all material respects with all applicable federal, state and local laws, rules and regulations.

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                  Section 2.11.  Certifications.

                  Pursuant to Section 73.3555(a)(3)(ii) of the FCC's rules, Licensee certifies that it maintains ultimate control over the Station's facilities, including specifically control over station finances, personnel and programming, and Time Broker certifies that this Agreement complies with the provisions of Section 73.3555(a) of the FCC's rules.

                                  ARTICLE III.
                    RESPONSIBILITY FOR EMPLOYEES AND EXPENSES

                  Section 3.1.  Time Broker's Employees.

                  Time Broker shall employ and be responsible for the payment of salaries, taxes, insurance and all other costs related to all personnel used in the production of the Programming. Except as provided in Section 3.5 with respect to Transferred Employees, Time Broker will not incur any liability on account of Licensee's employees arising and accruing prior to the Commencement Date including, without limitation, any such liability on account of unemployment insurance contributions, termination and severance payments, accrued sick leave or accrued vacation.

                  Section 3.2.  Licensee's Employees.

                  Licensee shall employ and be responsible for the payment of salaries, taxes, insurance and all other costs related to the personnel necessary to fulfill its obligations as Licensee and under this Agreement, and to produce Licensee's programming on the Stations subject to reimbursement as provided in Schedule 1.2. Time Broker shall have no authority and shall not supervise persons in the employ of Licensee after the Commencement Date. Licensee acknowledges that its employees may have access to certain confidential information of Time Broker. Licensee shall, therefore, inform its employees of the confidential nature of such information and require that each such employee keep such information confidential.

                  Section 3.3.  Time Broker's Expenses.

                  Time Broker shall pay for all costs associated with the production and delivery of the Programming, including but not limited to (i) all ASCAP, BMI, SESAC and other copyright fees, (ii) any expenses incurred in connection with its sale of advertising time hereunder (including without limitation sales commissions) in connection with the Programming and (iii) the salaries, taxes, insurance and related costs for all of Time Broker's personnel used in the production of the Programming and all of Time Broker's sales personnel (including salespeople, traffic personnel, and programming staff).

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                  Section 3.4.  Operating Expenses.

                  Licensee shall be responsible for the payment when due of all fees and expenses relating to operation and maintenance of the Stations to the extent necessary for Licensee to maintain the licensed transmitting capability of the Stations and to fulfill its obligations as an FCC licensee, including, without limitation, salaries, benefits and similar expenses for Licensee's employees, Licensee's federal, state and local taxes, rent, utilities (excluding telephone), maintenance and repairs at each of the Station's transmitter and studio sites, any capital expense at each of the Station's transmitter and studio sites, insurance on the Stations' equipment, insurance deductibles on claims on the Stations' equipment, and ad valorem property taxes, subject to reimbursement as provided in Schedule 1.2.

                  Section 3.5.  Employee Matters.

                  On the Commencement Date, Time Broker shall offer employment to each of the employees of the Stations (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other), other than those employees that are retained by Licensee pursuant to
Section 3.2 above during the term of this Agreement, at a comparable salary, position and place of employment as held by each such employee immediately prior to the Commencement Date (such employees who are given such offers of employment are referred to herein as the "Transferred Employees"). Nothing in this Section
3.5.1 is intended to guarantee employment for any Transferred Employee for any length of time after the Commencement Date.

                  (i) Except as provided otherwise in this Section 3.5, Licensee shall pay, discharge and be responsible for (a) all salary and wages arising out of or relating to the employment of the employees of the Stations prior to the Commencement Date and (b) any employee benefits arising under the Benefit Plans (as defined in the Purchase Agreement) of Licensee and their Affiliates during the period prior to the Commencement Date. From and after the Commencement Date, Time Broker shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Time Broker on and after the Commencement Date. Time Broker shall be responsible for all severance Liabilities (as such term is defined in the Purchase Agreement), and all COBRA Liabilities for any Transferred Employees of the Stations terminated on or after the Commencement Date.

                  (ii) Time Broker shall cause all Transferred Employees as of the Commencement Date to be eligible to participate in the "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Time Broker in which similarly situated employees of Time Broker are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after the Commencement Date (and shall not be

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excluded from coverage on account of any preexisting condition) to the extent provided under such plans with respect to Transferred Employees.

                  (iii) For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Commencement Date, Time Broker shall ensure that, to the extent permitted by law, service by such Transferred Employee with Heritage, Licensee or any Affiliate of Heritage or Licensee shall be deemed to have been service with the Time Broker. In addition, Time Broker shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Time Broker for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Heritage or Licensee or any Affiliate of Heritage or Licensee. Time Broker shall grant credit to each Transferred Employee for all sick leave in accordance with the policies of Time Broker applicable generally to its employees after giving effect to service for Heritage or Licensee as service for Time Broker. To the extent taken into account in determining prorations under Section 4.2 hereunder, Time Broker shall assume and discharge Licensee's liabilities for the payment of all unused vacation leave accrued by Transferred Employees as of the Commencement Date. To the extent any claim with respect to such accrued vacation leave is lodged against Licensee, with respect to any Transferred Employee, Time Broker shall indemnify, defend and hold harmless Licensee from and against any and all losses, directly or indirectly, as a result of, or based upon or arising from the same, up to the amount of the proration credit received by Time Broker under Section 4.2 for such items.

                  (iv)     [Intentionally omitted]

                  (v) As soon as practicable following the Commencement Date, Time Broker shall establish and maintain a defined contribution plan or plans (which may be a preexisting plan or plans) (the "Time Broker's Plan") intended to be qualified under Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of the Transferred Employees. Effective as of the Commencement Date, Licensee shall cause appropriate amendments to be made to its defined contribution plan or plans (the "Licensee's Plan") to provide that the Transferred Employees shall be fully vested in their accounts under the Licensee's Plan. As soon as practicable after the Commencement Date, Time Broker shall take all necessary action to qualify Time Broker's Plan under the applicable provisions of the Code (including but not limited to Section 401), if it is not yet so qualified, and Time Broker and Licensee shall make any and all filings and submissions to the appropriate governmental agencies required to be made by them in connection with the transfer of assets described hereafter. As soon as practicable following the earlier of the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of both the Licensee's Plan and the Time Broker's Plan (each as amended to the date of transfer) or sooner, if Licensee and Time Broker so agree, Licensee shall cause to be transferred to Time Broker's Plan, in cash, all of the individual account balances of Transferred Employees under the Licensee's Plan, including any outstanding plan participant loan receivables allocated to such accounts.


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                  (vi) Subject to Section 3.2, Time Broker acknowledges and
agrees that Time Broker's obligations pursuant to this Section 3.5 are in addition to, and not in limitation of, Time Broker's obligation to assume the employment contracts set forth on Schedule 2.1.8 to the Purchase Agreement.

                  (vii) Except as otherwise provided in this Section 3.5 or in any employment, severance or retention agreements of any Transferred Employees, all Transferred Employees shall be at-will employees, and Time Broker may terminate their employment or change their terms of employment at will. No employee (or beneficiary of any employee) of Seller may sue to enforce the terms of this Agreement, including specifically this Section 3.5, and no employee or beneficiary shall be treated as a third party beneficiary of this Agreement. Except to the extent provided for herein, Time Broker may cover the Transferred Employees under existing or new benefit plans, programs, and arrangements, and may amend or terminate any such plans, programs, or arrangements at any time.

                  (viii) Upon the Closing (as defined in the Purchase Agreement) of the Purchase Agreement, Time Broker shall offer employment to each of the employees of the Stations that have been retained during the term of this Agreement by Licensee pursuant to Section 3.2. Such offer of employment will be at a comparable salary, position and place of employment as held by each such employee immediately prior to the Closing Date (as defined in the Purchase Agreement) (such employees who are given such offers of employment are referred to herein as the "Closing Date Transferred Employees"). Nothing in this Section
3.5.9 is intended to guarantee employment for any such Closing Date Transferred Employee for any length of time after the Closing Date (as defined in the Purchase Agreement). Upon the Closing (as defined in the Purchase Agreement) of the Purchase Agreement, the provisions of Sections 3.5.2 through and including
3.5.8 of this Agreement shall also apply to such Closing Date Transferred Employees after substituting (i) "Closing Date Transferred Employees" for "Transferred Employees," in each instance, and (ii) "Closing Date" for "Commencement Date," in each instance.

                                   ARTICLE IV.
                   ASSIGNMENT OF CERTAIN AGREEMENTS AND RIGHTS

                  Section 4.1.  Assignment.

                  On the Commencement Date, Licensee shall assign to Time Broker all Station Contracts (as defined in the Purchase Agreement) other than those contracts and other agreements identified on Schedule 4.1 (the "Excluded Contracts"). All such Station Contracts to be assigned hereunder are referred to collectively as the "Assigned Contracts." Time Broker shall assume, pay, perform, and discharge all liabilities arising on or after the Commencement Date under the Assigned Contracts (including, without limitation, Trade-out Agreements) pursuant to their terms (except for liabilities for any breaches thereunder by Licensee or Heritage occurring prior to the Commencement Date). Licensee has provided Time Broker with true and


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complete copies, including amendments, of the Assigned Contracts. The Assigned
Contracts are freely assignable, or, if consent of the other contracting party to the assignment is required, Licensee shall make reasonable best efforts to obtain all such consents prior to the Commencement Date. Subject to and in compliance with the provisions of Section 3.3 of the Purchase Agreement, to the extent that any such consents are not obtained prior to the Commencement Date, during the period between the Commencement Date and the date that Licensee obtains such consent, the parties shall cooperate to cause Time Broker to receive the benefit of the Assigned Contract in exchange for performance by Time Broker of all of Licensee's obligations under such Assigned Contract (including but not limited to the payment to Licensee of all amounts due under the Assigned Contract on and after the Commencement Date for services provided by Licensee).

                  Section 4.2.  Proration.

                  All expenses and income arising under the Assigned Contracts shall be prorated between Licensee and Time Broker as of the Commencement Date in a manner such that the costs and benefits thereunder through the date before the Commencement Date shall be for the account of Licensee and, thereafter, during the term of this Agreement, for the account of Time Broker. With respect to any items of salary, accrued vacation or other benefits relating to Transferred Employees, such prorations shall also include an amount payable for applicable payroll taxes. Such proration shall include an adjustment for Trade-out Agreements (as defined in the Purchase Agreement) which are included in the Assigned Contracts only to the extent that any Net Negative Trade Balance (as defined below) for the Stations exceeds $50,000. "Net Negative Trade Balance" means the extent, if any, to which the value (at current rates for time on each Station as of the Commencement Date) of unfulfilled obligations of the Station under Trade-out Agreements exceed the stated consideration yet to be received by the Station pursuant to such Trade-out Agreements. Such prorations shall be completed and any necessary payments on account of such prorations paid within sixty (60) days of the Commencement Date. If any disagreement with respect to the proration of such income and expenses cannot be resolved by the parties, Licensee and Time Broker will select a certified public accountant knowledgeable in the broadcast industry to resolve the dispute. The parties will use their best efforts in good faith to cause to occur as expeditiously as possible the appointment of the certified public accountant, and once appointed, the resolution of the dispute. The resolution of such accountant shall be binding on the parties and subject to judicial enforcement. Payment of the cost of the accountant shall be shared equally between Time Broker and Licensee.

                  Section 4.3.  Accounts Receivable.

                  All cash accounts receivable for broadcasts on the Stations which occur prior to the Commencement Date (the "Accounts Receivable") shall belong to Licensee and all Accounts Receivable for Programming which occurs thereafter shall belong to Time Broker. Within ten business (10) days following the Commencement Date, Licensee shall deliver to Time Broker a schedule of Cash Accounts Receivable for the Stations as of the Commencement Date, by accounts and the amounts then owing (the "Schedule of Accounts Receivable"). Time Broker agrees to use its reasonable efforts (with at least the care and diligence that Time Broker uses to collect its own accounts receivable) to collect for Licensee its Accounts Receivable as shown on the Schedule of Accounts Receivable delivered by Licensee for a period of one hundred fifty
(150) days following the Commencement Date; provided, that Time Broker's obligation to collect the Accounts Receivable shall survive the Closing Date (as defined in the Purchase Agreement) to the extent necessary for Time Broker to collect the Accounts Receivable for a period of one hundred fifty (150) days following the Commencement Date. All payments received by Time Broker from any customer whose name appears in the Schedule of Accounts Receivable shall be first applied to the oldest balance then due on the Accounts Receivable unless the account debtor indicates in writing that payment is to be applied otherwise due to a dispute over an Account Receivable. Time Broker shall keep accurate records of the payment received by it on such Accounts Receivable and Licensee shall have access at reasonable times to Time Broker's records to verify such status of the Accounts Receivable. On the fifth day following the last day of each month during such one hundred fifty (150) day period (or, if any such day is a Saturday, Sunday or holiday, on the next day on which banking transactions are resumed), Time Broker shall remit to Licensee collections received by Time Broker with respect to the Accounts Receivable. Any Accounts Receivable that have not been collected within such one hundred fifty (150) day period shall be reassigned, without recourse to Time Broker, to Licensee, together with all records in connection therewith, whereupon Licensee may pursue collection thereof in such manner as it, in its sole discretion, may determine. Time Broker shall not make any referral or compromise of any Accounts Receivable to a collection agency or attorney for collection and shall not compromise for less than full value any Account Receivable without the prior written consent of Licensee. Except to remit collected Accounts Receivable in accordance herewith, Time Broker shall have no liability or obligation to Licensee with respect to the collection of its accounts and shall not be obligated to take any action to collect such accounts.

                                   ARTICLE V.
                              OPERATION OF STATION

                  Notwithstanding any provision of this Agreement to the contrary, Licensee shall retain full authority and power with respect to the management and operation of the Stations during the term of this Agreement. Licensee shall employ the General Manager of the Stations and such other personnel as Licensee determines may be necessary to fulfill its obligations as a licensee under the Communications Act and its obligations in accordance with
Section 3.2 hereof. Licensee shall retain full authority and control over the policies, programming and operations of the Stations, including, without limitation, the decision whether to preempt Programming in accordance with
Section 2.4 hereof. Licensee shall have ultimate responsibility to effectuate compliance with the Communications Act and with FCC rules, regulations and policies. In no event shall Time Broker or its employees represent, depict, describe or portray Time Broker as the licensee of the Stations.

                                   ARTICLE VI.
                                GRANT OF LICENSES

                  Section 6.1.  License to Use Station Facilities.

                  Effective as of the Commencement Date, Licensee grants Time Broker permission to access and use all of the studio and office space and other facilities of the Stations ("Station Facilities") and all equipment and furnishings contained therein ("Station Equipment") as reasonably necessary for the production and broadcasting of the Programming and sales and administration relating thereto, in accordance with the terms set forth in this Article VI. Time Broker shall not remove from the Station Facilities or modify any Station Equipment owned by or leased or licensed to Licensee without Licensee's prior written consent, such consent not to be unreasonably withheld. Licensee shall not license the use of the Station Facilities to any other party during the term of this Agreement; and Time Broker's use of the Station Facilities shall be exclusive except for Licensee's right to use such facilities as it deems appropriate in connection with the satisfaction of its obligations as the Licensee of the Station, including the use of such facilities and adequate office space for the employees of Licensee that are required for Licensee to comply with its obligations under Sections 3.2 and 5 hereof. Time Broker shall use due care in the use of any property of Licensee. Time Broker shall indemnify Licensee for any damage (normal wear and tear excepted) to Licensee's property caused by Time Broker or any employee, contractor, agent or guest of Time Broker. Time Broker shall have the right to install any additional equipment at the Station Facilities deemed by Time Broker to be necessary to deliver the Programming. If this Agreement shall terminate other than pursuant to the Closing under the Purchase Agreement, Time Broker shall, promptly after such termination, remove all such equipment and make all repairs necessitated by such removal.

                  Section 6.2.  License of Intellectual Property.

                  Effective as of the Commencement Date and subject to the terms of any existing license agreement, Licensee grants Time Broker the right to use all intellectual property owned by or licensed to Licensee and used solely in the operation of the Stations (including, but not limited to, logos, jingles, promotional materials, call signs and goodwill). Time Broker shall own all trademarks, service marks, trade names, characters, formats, jingles, promotional materials, logos and positioning statements which Time Broker develops for the Programming during the term of this Agreement.

                                  ARTICLE VII.
                                 INDEMNIFICATION

                  Section 7.1.  Indemnification Rights.

                  Each party will indemnify and hold harmless the other party, and the directors, officers, partners, employees, agents and affiliates of such other party, from and against any and all liability, including without limitation reasonable attorneys' fees arising out of or incident to (i) any breach by such party of a representation, warranty or covenant made herein, (ii) the programming produced or furnished by such party hereunder, or (iii) the conduct of such party, its employees, contractors or agents (including negligence) in performing its or their obligations hereunder. Without limiting the generality of the foregoing, each party will indemnify and hold harmless the other party, and the directors, officers, partners, employees, agents and affiliates of such other party, from and against any and all liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the programming produced or furnished by it hereunder. The parties' indemnification obligations hereunder shall survive any termination or expiration of this Agreement.

                  Section 7.2.  Procedures.

                  Any party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any claim or the commencement of any action or proceeding for which the Indemnified Party may seek indemnification, and the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, unless injunctive relief is sought against the Indemnified Party in which case the Indemnified Party shall have the right to join in any defense. The Indemnified Party's failure to give the Indemnifying Party notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party except to the extent that the Indemnified Party's failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. The Indemnifying Party shall not settle any claim for which the Indemnified Party seeks indemnification or consent to entry of any judgment in litigation arising from such a claim without obtaining a written release of the Indemnified Party from all liability in respect of such claim or litigation. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, or if injunctive relief is sought against the Indemnified Party, the Indemnified Party may defend against or settle such claim or litigation in such manner as it may deem appropriate, and in such cases, upon a written demand therefore, the Indemnifying Party shall promptly reimburse the Indemnified Part for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. In addition, if the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, or if injunctive relief is sought against the Indemnified Party, and if no settlement of the claim or litigation is made, upon written demand therefor, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and for all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                  ARTICLE VIII.
                                     DEFAULT

                  Section 8.1.  Time Broker Events of Default.

                  The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be an Event of Default by Time Broker under this Agreement: (a) Time Broker's failure to timely pay any Monthly Payment provided for in Section 1.2 or other payments required hereunder; (b) except as otherwise provided for in this Agreement, the failure of Time Broker to supply the Programming; (c) any termination of this Agreement by Time Broker other than as permitted in Section 9.1; or (d) the issuance by the FCC of an order designating an evidentiary hearing which arises out of, relates to or is attributable solely to the acts or omissions of Time Broker under this Agreement but excluding issues which are based upon Licensee's conduct hereunder for which Time Broker may be held responsible.

                  Section 8.2.  Licensee's Events of Default.

                  The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be an Event of Default by Licensee under this Agreement: (a) except as otherwise provided for in this Agreement, the failure of Licensee to broadcast the Programming; (b) any termination of this Agreement by Licensee other than as permitted in Section 9.1; or (c) the issuance by the FCC of an order designating an evidentiary hearing which arises out of, relates to or is attributable solely to the acts or omissions of Licensee under this Agreement or during any period prior to the Commencement Date during which Licensee owns the Stations, but excluding issues which are based upon Time Broker's conduct hereunder for which Licensee may be held responsible.

                  Section 8.3.  Cure Periods.

                  The cure periods before any event listed in Sections 8.1 or
8.2 shall become an Event of Default are as follows:

                  (i) Payment by Time Broker. The Monthly Payment or other payments required hereunder to be paid to Licensee must be received by Licensee within five (5) business days after Licensee gives written notice of non-payment to Time Broker.

                      a. Certain  Matters.  There shall be no cure period for
(i) the matters relating to the FCC set forth in Sections 8.1(d) or 8.2(c) hereof, (ii) a termination by Time Broker described in Section 8.1(c); or (iii) a termination by Licensee described in Section 8.2(b) hereof.

                      b. Programs and Broadcast Matters. With respect to Time Broker's failure to provide the Programming referred to in Section 8.1(b) hereof or Licensee's failure to broadcast the Programming referred to in Section 8.2(a) hereof, the period allowed for cure shall be three business days from the giving of written notice of such failure to the defaulting party by the non-defaulting party.

                  Section 8.4.  Other Defaults.

                  For any other breach of a representation, warranty or covenant made herein that is not listed in Sections 8.1 or 8.2, a party's sole remedy shall be indemnification pursuant to Article VII hereof.

                                   ARTICLE IX.
                                   TERMINATION

                  This Agreement shall automatically terminate upon the expiration of the term of this Agreement as set forth in Section 1.3. In addition, this Agreement shall terminate as provided below.

                  Section 9.1.  Termination.

                  In addition to other remedies available at law or equity, this Agreement may be terminated by either Licensee or Time Broker by written notice to the other, specifying an effective date of termination which is not less than seven (7) days nor more than ninety (90) days from the date such notice is given, if the party seeking to terminate is not then in material default or breach hereof, upon either:

                  (i) an uncured Event of Default, or

                  (ii) as provided in Section 12.15, or

                  (iii) upon the event that the party not seeking to terminate makes a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which if filed against such party has not been dismissed within sixty (60) days thereof.

                  In the event that the non-defaulting party does not exercise such right of termination by giving such written notice within sixty (60) days of the occurrence of an uncured Event of Default, then the Event of Default giving rise to such right of termination shall be deemed waived and the Agreement shall continue in full force and effect.

                  Section 9.2.  Certain Matters Upon Termination.

                  (i) Upon any termination of this Agreement, Licensee shall have no further obligation to provide to Time Broker any broadcast time or broadcast transmission facilities and Time Broker shall have no further obligations to make any payments to Licensee under Section 1.2 hereof. Upon any termination, Time Broker shall be responsible for all debts and obligations of Time Broker to third parties based upon the purchase of air time and use of Licensee's transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state and local income and business franchise tax liabilities or taxes levied upon Licensee's personal property. Notwithstanding anything herein to the contrary, to the extent that any invoice, bill or statement submitted to Licensee after the termination of this Agreement or any payment made by Time Broker prior to the termination of this Agreement relates to expenses incurred in operating the Stations, for periods both before and after the termination of this Agreement, such expenses shall be prorated between Licensee and Time Broker in accordance with the principle that Time Broker shall be responsible for expenses allocable to the period prior to the termination of this Agreement and Licensee shall be responsible for expenses allocable to the period on and after the termination of this Agreement. Such proration shall include an adjustment for Time Broker's Trade-out Agreements only to the extent that Time Broker's Net Negative Trade Balance exceeds $50,000. Each party agrees to reimburse the other party for expenses paid by the other party to the extent appropriate to implement the proration of expenses pursuant to the preceding sentence.

                  If this Agreement terminates other than as a result of the Closing (as defined in the Purchase Agreement), Time Broker shall (i) assign to Licensee and Licensee shall assume all Assigned Contracts (including those employment contracts assumed by Time Broker pursuant to this Agreement) and all renewals, replacements or other contracts entered in the ordinary course of business relating to the Stations and customary for radio stations of similar type between the Commencement Date and the date of termination of this Agreement ("Supplemental Contracts") in effect on the date of such termination or expiration; (ii) be responsible for only those obligations under the Assigned Contracts and Supplemental Contracts arising on or after the Commencement Date and prior to the termination of this Agreement and, (iii) terminate, and Licensee shall hire, all Transferred Employees in accordance with the principles set forth in Section 3.5, except that, for purposes of this Section 9.2(b)(iii), "Transferred Employees" shall not include any employees hired by Time Broker pursuant to Section 3.5 who also perform substantial services for other stations in the applicable market operated by Time Broker.

                  Notwithstanding anything in Section 7.1 to the contrary, no expiration or termination of this Agreement shall terminate the obligation of each party to indemnify the other for claims under Article VII hereof or limit or impair any party's rights to receive payments due and owing hereunder on or before the date of such termination.

                                   ARTICLE X.
                                    REMEDIES

                  In addition to a party's rights of termination hereunder (and in addition to any other remedies available to it or provided under law), in the event of an uncured Event of Default with respect to either party, the other may seek specific performance of this Agreement, in which case the defaulting party shall waive the defense in any such suit that the other party has an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder.

                                   ARTICLE XI.
            CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                                     PARTIES

                  Section 11.1.  Representations and Warranties of Time Broker.

                  Time Broker hereby represents and warrants to Licensee as follows:

                  (i) Corporate Organization. Time Broker is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization and is duly qualified to do business in and is in good standing in any jurisdiction where it owns or operates a radio station and in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a material adverse effect on the ability of Time Broker to perform its obligations hereunder.

                  (ii) Authorization of Agreement; No Breach. Time Broker has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the valid and binding obligation of Time Broker, enforceable against Time Broker in accordance with its terms, except as such enforceability may be limited by bankruptcy and laws affecting the enforcement of creditors' rights generally or equitable principles. Assuming the consents and approvals required elsewhere herein are obtained, neither such execution, delivery and performance nor compliance by Time Broker with the terms and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Time Broker or any judgment, order, injunction, decree, regulation or ruling of any court or any other governmental authority to which Time Broker is subject or any material agreement or contract to which Time Broker is a party or to which it is subject, or constitute a material default thereunder.

                  (iii) Actions and Proceedings. Except as disclosed in Schedule 11.1, Time Broker is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which prohibits the performance of this Agreement or the consummation of any transaction contemplated under this Agreement, and there is no litigation, administrative action, arbitration, proceeding or investigation pending, or to the knowledge of Time Broker, threatened, against Time Broker or affecting Time Broker in any federal, state or local court, or before any administrative agency or arbitrator that would adversely affect Time Broker's ability to perform its obligations under this Agreement or would prohibit the consummation of the transactions contemplated hereunder.

                  (iv) Qualifications. Time Broker is qualified in accordance with the Communications Act and the rules and policies of the FCC to enter into this Agreement and provide Programming on the Stations in accordance with its terms. Between the date hereof and the termination of this Agreement, either by the Closing of the Purchase Agreement or the earlier termination in accordance with Article IX hereof, Time Broker will not take any action that Time Broker knows, or has reason to believe, would disqualify it from providing programming on the Stations pursuant to this Agreement.

                  Section 11.2. Representations, Warranties and Covenants of Licensee.

                  Licensee hereby represents, warrants and covenants to Time Broker as follows:

                  (i) Corporate Organization. Tuscaloosa, SRPLI and SRRLI are corporations, duly organized, validly existing and in good standing under the laws of the states of their respective organizations, and are duly qualified to do business and are in good standing in any jurisdiction where they own or operate a radio station and in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a material adverse effect on the ability of Tuscaloosa, SRPLI or SRRLI to perform their obligations hereunder.

                  (ii) Authorization of Agreement; No Breach. Tuscaloosa, SRPLI and SRRLI have the corporate power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the valid and binding obligation of each of Tuscaloosa, SRPLI and SRRLI, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy and laws affecting the enforcement of creditors' rights generally or equitable principles. Assuming the consents and approvals required elsewhere herein are obtained and that this Agreement is filed with the FCC, neither such execution, delivery and performance nor compliance by Tuscaloosa, SRPLI and SRRLI with the terms and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of such entities or any judgment, order, injunction, decree, regulation or ruling of any court or any other governmental authority to which each is subject or any material agreement or contract to which each is a party or to which they are subject, or constitute a material default thereunder.

                  (iii) Actions and Proceedings. Except as disclosed in Schedule 11.2, none of Tuscaloosa, SRPLI or SRRLI is subject to any judgment, award, order, writ, injunction, arbitration decision or decree which prohibits or prevents the performance of this Agreement or the consummation of any transaction contemplated under this Agreement, and there is no litigation, administrative action, arbitration, proceeding or investigation pending, or to the knowledge of Tuscaloosa, SRPLI or SRRLI, threatened, against each or affecting each in any federal, state or local court or before any administrative agency or arbitrator that would adversely affect Tuscaloosa's, SRPLI's or SRRLI's ability to perform their obligations under this Agreement or would prohibit the consummation of the transactions contemplated hereunder.

                  (iv) Maintenance of Current Operations. The Stations' transmission equipment shall be maintained by Tuscaloosa, SRPLI and SRRLI in a condition consistent with good engineering practices and in compliance in all material respects with the Communications Act and all other applicable rules, regulations and technical standards of the FCC.

                  (v) Other Agreements. During the term of this Agreement, Tuscaloosa, SRPLI and SRRLI will not enter into any other time brokerage, program provision, local management or similar agreement with any third party with respect to the Stations.

                                  ARTICLE XII.
                                  MISCELLANEOUS

                  Section 12.1.  Modification and Waiver.

                  No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party against whom the waiver is sought to be enforced, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

                  Section 12.2.  No Waiver; Remedies Cumulative.

                  Except as otherwise provided herein, no failure or delay on the part of Licensee or Time Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Time Broker herein provided are cumulative and are not exclusive of any rights or remedies which they may otherwise have.

                  Section 12.3.  Construction.

                  The construction and performance of this Agreement shall be governed by the laws of the State of New York, excluding choice of law provisions thereunder, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter duly constituted.

                  Section 12.4.  Headings.

                  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

                  Section 12.5.  Successors and Assigns.

                  Any party may assign all or any part of this Agreement or the rights and obligations hereunder to a person or entity controlling, controlled by or under common control with such party, provided that any such assignment shall not relieve such party of its obligations hereunder. Except as otherwise provided herein, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  Section 12.6.  Force Majeure.

                  The parties acknowledge and agree that a party will not be liable for any failure to timely perform any of its obligations under this Agreement if such failure is due, in whole or in part, directly or indirectly, to accidents, fires, floods, governmental actions, war, civil disturbances, other causes beyond such party's control or any other occurrence which would generally be considered an event of force majeure.

                  Section 12.7.  Broker.

                  The parties agree to indemnify and hold each other harmless against any claims from any broker or finder based upon any agreement, arrangement, or understanding alleged to have been made by the indemnifying party.

                  Section 12.8.  Counterpart Signatures.

                  This Agreement may be signed in one or more counterparts.

                  Section 12.9.  Notices.

                  Any notice, report, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by hand delivery, by prepaid registered or certified mail, with return receipt requested, by an established national overnight courier providing proof of delivery for next business day delivery or by telecopy addressed as follows:

                       If the notice is to Time Broker:
                                Entertainment Communications, Inc.
                                401 City Avenue, Suite 409
                                Bala Cynwyd, PA 19004
                                Attention:  Joseph M. Field, President
                                Telecopy Number:  (610) 660-5641

                       With copies to:
                                John C. Donlevie, General Counsel
                                Entertainment Communications, Inc.
                                401 City Avenue, Suite 409
                                Bala Cynwyd, PA 19004
                                Telecopy Number:  (610) 660-5641

                                Joseph D. Sullivan, Esq.
                                Latham & Watkins
                                1001 Pennsylvania Ave., N.W., Suite 1300
                                Washington, D.C. 20004
                                Telecopy Number: (202) 637-2201

                       If the notice is to Licensee:
                                Sinclair Communications, Inc.
                                2000 West 41st Street
                                Baltimore, MD 21211-1420
                                Attention: David Amy, Chief Financial Officer Telecopy Number: (410) 467-5043

                       With copies to:
                                Robert E. Quicksilver, General Counsel
                                Sinclair Communications, Inc.
                                2000 West 41st Street
                                Baltimore, MD 21211-1420
                                Telecopy Number: (410) 662-4707

                                Steven A. Thomas, Esq.
                                Thomas & Libowitz
                                100 Light Street, 11th Floor
                                Baltimore, MD 21202-1053
                                Telecopy Number:  (410) 752-2046

                  The date of any such notice and service thereof shall be deemed to be: (i) the day of delivery if hand delivered or delivered by overnight courier; (ii) the day of delivery as indicated on the return receipt if dispatched by mail; or (iii) the date of telecopy transmission as indicated on the telecopier transmission report provided that any telecopy transmission shall not be effective unless a paper copy is sent by overnight delivery on the date of the telecopy transmission. Either party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this Section.

                  Section 12.10.  Effect of this Agreement.

                  This Agreement and the Purchase Agreement, together with the exhibits and schedules hereto and thereto and a letter agreement among Time Broker and Sinclair Communications, Inc. dated of even date herewith, set forth the entire understanding of the parties and supersede any and all prior written or oral agreements, arrangements or understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement, the Purchase Agreement or the letter agreement referenced above and neither party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not embodied herein unless same shall have been made subsequent hereto in writing and signed by the party to be charged therewith. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  Section 12.11.  Severability.

                  Except as expressly set forth in Section 12.15, if any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect by any court or other authority, then such provision shall be deemed limited to the extent that such court or other authority deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court or other authority shall deem any such provision wholly unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein.

                  Section 12.12.  No Joint Venture.

                  The parties agree that nothing herein shall constitute a joint venture or agency between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement (subject to Section 6.2).

                  Section 12.13.  Damage to Stations.

                  In the event of damage or destruction to any of the Stations (other than damage or destruction caused by Time Broker), Licensee shall proceed to repair, replace or restore the applicable Station to its former condition as promptly as is commercially reasonable. If Time

Broker causes damage or destruction to any of the Stations, Time Broker shall proceed to repair, replace or restore the applicable Station to its former condition as promptly as is commercially reasonable. If Time Broker must undertake repairs, replacements or restorations pursuant to the previous sentence, Licensee shall reimburse Time Broker for the cost of such repairs, replacements or restorations out of the proceeds from any insurance policies maintained by Licensee that are received by Licensee as a result of such damage or destruction. Licensee shall use reasonable efforts to effect the maximum possible recovery for such damage or destruction under such insurance policies.

                  Section 12.14.  Noninterference.

                  During the term of this Agreement, neither Licensee nor any of their employees shall take any actions that might impair the operations of Time Broker conducted hereunder, except to the extent expressly contemplated by this Agreement or as otherwise required by law.

                  Section 12.15.  Regulatory Changes.

                  In the event of any order or decree of an administrative agency or court of competent jurisdiction, including without limitation any material change or clarification in FCC rules, policies, or precedent, that would cause this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either party, and this Agreement, as so modified, shall then continue in full force and effect. In the event that the parties are unable to agree upon a modification of this Agreement so as to cause it to comply with such order or decree without material economic detriment to either party, then this Agreement shall be terminated.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Time Brokerage Agreement as of the date first above written.

                                             ENTERTAINMENT COMMUNICATIONS, INC.



                                             By:
                                                -------------------------------
                                             Title:


                                             TUSCALOOSA BROADCASTING, INC.



                                             By:
                                                -------------------------------
                                             Title:


                                             SINCLAIR RADIO OF PORTLAND
                                              LICENSEE , INC.



                                             By:
                                                -------------------------------
                                             Title:


                                             SINCLAIR RADIO OF ROCHESTER
                                               LICENSEE , INC.


                                             By:
                                                -------------------------------
                                             Title:

                                  SCHEDULE 1.1
                                   PROGRAMMING


                  The Programming shall consist of one hundred sixty-six (166) hours per week on each of the Stations in an entertainment format to be chosen by Time Broker, subject to Article II of this Agreement. The Programming shall include (a) news and weather information; (b) public service announcements; (c) an announcement in form sufficient to meet the station identification requirements of the FCC at the beginning of each hour; (d) an announcement at the beginning of each segment of Programming to indicate that program time has been purchased by Time Broker; and (e) any other announcement that may be required by applicable law or regulation. Time Broker shall maintain and deliver to Licensee copies of all programming information, including, without limitation, information concerning portions of the Programming that are responsive to issues of public importance identified to Time Broker by Licensee, necessary for Licensee to maintain its FCC public inspection file, and all other records required to be kept by FCC rule or policy. Time Broker shall have the sole and exclusive right to sell advertising to be included in the Programming and shall be entitled to retain all the revenues derived from the sale thereof, provided, however, that Licensee shall be entitled to sell such time as it deems necessary to comply with the political advertising rules of the FCC in the event the Programming does not comply with such rules.

                  Notwithstanding any other provision of this Agreement, Time Broker recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of the communities of license for the Stations. Licensee shall have the right to air specific programming on issues of local importance to the communities. Nothing in this Agreement shall abrogate the unrestricted authority of Licensee to discharge its obligations to the public and to comply with the laws, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public. Accordingly, Licensee may air or cause Time Broker to produce and present under Licensee's supervision two (2) hours a week on each of the Stations such public affairs programming that responds to the needs and interests of listeners in each such Station's community of license. Such public affairs programming shall be presented between 6:00 a.m. and 9:00 a.m. on Saturdays and/or Sundays or at such other times as the public interest may require.

                                  SCHEDULE 1.2
                                  COMPENSATION

                  (A) Beginning on the Commencement Date, Time Broker shall pay a monthly fee (the "Monthly Payment") in the amount of the Monthly Projected Broadcast Cash Flow (as defined below) for the Stations. The "Monthly Projected Broadcast Cash Flow" for the Stations shall be the broadcast cash flow for the Stations that is projected by the parties in good faith for the term of this Agreement, and is expressly agreed to equal $631,500 per month.

                  In the event that the Commencement Date occurs on a day other than the first day of a month, the initial Monthly Payment shall be an amount equal to the Monthly Payment as determined above multiplied by a ratio, the numerator of which is the number of days between the Commencement Date and the end of the month in which the Commencement Date occurs and the denominator of which is the number of days in the month in which the Commencement Date occurs. In the event that the day in which the term of this Agreement ends is not the last day of a month, the Monthly Payment for the month in which such day occurs shall be similarly prorated.

                  (B) Except as otherwise provided in this Agreement (specifically including Paragraph (C) to this Schedule 1.2 below), Time Broker shall reimburse Licensee for all of its ordinary and customary expenses (excluding only Licensee's federal, state and local income taxes) incurred in operating the Stations (the "Operating Expenses"), including but not limited to, rent, utilities (excluding telephone expenses incurred by Licensee), maintenance and repairs at each of the Stations' studio and transmitter sites, insurance on the Stations' equipment, insurance deductibles on claims on the Stations' equipment payable in respect of damage to the Stations' equipment caused by Time Broker, and ad valorem property taxes. Licensee shall bill Time Broker for such Operating Expenses on a monthly basis by delivery of a statement in reasonable detail with back-up invoices, payment for which shall be due within thirty (30) days of such billing.

                  (C) During the term of this Agreement, Licensee shall make all capital expenditures required to maintain the Stations consistent with past practice of the Stations and as required to make the Stations operate in full compliance with all FCC rules and regulations. At the Closing of the Purchase Agreement, Time Broker shall reimburse Licensee for all costs of such capital expenditures.

                                  SCHEDULE 2.1
                          PROGRAMMING POLICY STATEMENT

                  Time Broker agrees to cooperate with Licensee in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs. Further, Time Broker agrees that all material broadcast on the Stations shall comply with all federal, state and local applicable laws, rules and regulations.

1                 1.       No Plugola or Payola.  The  broadcast of any material
                           for which any money, service or other valuable consideration is directly or indirectly paid, or promised to or charged or accepted by, the Time
                           Broker, from any person, shall be prohibited, unless, at the time the same is broadcast, it is announced as paid for or furnished by such person.

                  2. Political Broadcasting. Within thirty (30) days of the Commencement Date, Time Broker shall distribute to all parties making requests for the purchase of political time on the Stations, and provide Licensee with, a written political advertising disclosure statement which fully and accurately discloses how the Time Broker sells programming and advertising time and which makes parties purchasing political programming and advertising time fully aware of the lowest unit charge provisions of Section 315 of the Communications Act. In addition, at least thirty (30) days before the start of any primary or election campaign, Time Broker will clear with the Stations' general manager the rate Time Broker will charge for the time to be sold to candidates to make certain that the rate charged is in conformance with the applicable law and station policy.

                  3.       Required Announcements. Time Broker shall broadcast
                           (i) announcements in a form satisfactory to Licensee at the beginning of each hour to identify the Stations and (ii) any other announcements that may be required by law, regulation, or Licensee's station policy.

                  4. No Illegal Announcements. No announcements, broadcasts or promotions prohibited by federal, state or local law shall be made over the Stations. This prohibition specifically includes, but is not limited to, any and all unlawful programming or other broadcast material concerning tobacco or alcohol related products. The airing of any broadcast material concerning contests, lotteries or games must be conducted in accordance with all applicable law, including FCC rules and regulations. Any obscene, indecent, or fraudulent programming is prohibited. All sponsored programming or other broadcast material must be identified in accordance with applicable law, including FCC rules and regulations.

                  5. Licensee Discretion Paramount. In accordance with the Licensee's responsibility under the Communications Act and the rules and regulations of the FCC,
                           Licensee reserves the right to reject or terminate any programming (including advertising) proposed to be presented or being presented over the Stations which is in conflict with station policy or which in Licensee's or its general manager's reasonable judgment would not serve the public interest.

                  In any case where questions of policy or interpretation arise, Time Broker should submit the same to Licensee for decision before making any commitments in connection therewith.

                                  SCHEDULE 4.1
                               EXCLUDED CONTRACTS

                          [To be provided by Sinclair]

                                        1